EXHIBIT 10.1

SHARE EXCHANGE AGREEMENT

BETWEEN

EXCELLENCE HEALTH GROUP INC.

– and –

INSTADOSE PHARMA CORP.

– and –

GRANT FERDINAND SANDERS

JANUARY 31, 2019

EXECUTION VERSION

TABLE OF CONTENTS
(continued)

Page

8.8	Counterparts and Electronic Delivery	24
8.9	Costs and Expenses	24
8.10	Tender	24
8.11	Public Announcements	24
8.12	Equitable Remedies	24
8.13	Survival of Terms	25
8.14	No Contra Proferentem	25
8.15	Independent Legal Advice	25

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION 2

1.1 Definitions 2
1.2 Certain Rules of Interpretation 7
1.3 Governing Law 8
1.4 Entire Agreement 8

ARTICLE 2 PURCHASE AND SALE 8

2.1 Agreement of Purchase and Sale 8
2.2 Purchase Price 9
2.3 Payment of Purchase Price 9
2.4 Price Adjustment Clause 9
2.5 Cancellation of Seed Stock and Options 9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES 10

3.1 Representations Relating to the Seller 10
3.2 Representations Relating to the Corporation and its Subsidiaries. 10
3.3 Representations Relating to the Buyer and its Subsidiary 15

ARTICLE 4 COVENANTS 18

4.1 Delivery of Books and Records 18
4.2 Section 85(1) Election 19

ARTICLE 5 CLOSING CONDITIONS 19

5.1 Conditions for the Benefit of the Buyer 19
5.2 Conditions for the Benefit of the Seller 20

ARTICLE 6 CLOSING ARRANGEMENTS 20

6.1 Closing 20
6.2 Closing Deliveries 21

ARTICLE 7 TERMINATION 21

7.1 Termination Rights 21
7.2 Effect of Termination 21

ARTICLE 8 GENERAL 22

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is dated as of January 31, 2019

BETWEEN:

INSTADOSE PHARMA CORP., a corporation incorporated under the laws of Ontario

(the "**Corporation**")

EXCELLENCE HEALTH GROUP INC., a company incorporated under the laws of British Columbia
(the "**Buyer**")

- and -

GRANT FERDINAND SANDERS

(the "**Seller**")

CONTEXT:

A. The Corporation has an authorized share structure consisting of an unlimited number of Class A Common Voting shares and Class B Common Non-Voting shares, of which 100 Class A Common Voting shares are currently issued and outstanding.

B. The Corporation owns 50% of the issued and outstanding shares of each of its Subsidiaries.

C. The Seller owns all of the issued and outstanding shares of the Corporation.

D. The Buyer has an authorized share structure consisting of an unlimited number of common shares of which 36,610,252 common shares are issued and outstanding (before the Private Placement). There are currently 5,975,000 options, and 8,330,543 special warrants issued and outstanding, for a fully diluted share capital of 50,915,795 common shares.

E. The Buyer owns 100% of the issued and outstanding shares of its Subsidiary.

F. The Buyer has advanced to the Corporation, prior to Closing, $1,550,000 by way of loan as a gesture of good faith in anticipation of Closing.

G. The Seller wishes to sell and the Buyer wishes to purchase from the Seller the Purchased Shares, in consideration for the Buyer issuing to the Seller the Consideration Shares.

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, the following terms have the following meanings:

1.1.1 "**Agreement**" means this agreement as it may be confirmed, amended, supplemented or restated by written agreement between the Parties.

1.1.2 "**Books and Records**" means all books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, of and related to the Buyer or the Business of the Buyer.

1.1.3 "**Business**" means, with respect to the Buyer, the Corporation, and the Subsidiaries, the business of cultivation, production, and sale of medical cannabis in various forms, including dried cannabis and cannabis oil.

1.1.4 "**Business Day**" means any day excluding a Saturday, Sunday or statutory holiday in the Province of Ontario.

1.1.5 "**Buyer**" means Excellence Health Group Inc.

1.1.6 "**Buyer Constating Documents**" means the certificate of incorporation of the Buyer dated July 13, 2017 and notice of articles dated January 17, 2019.

1.1.7 "**Buyer Leased Premises**" means any premises leased by the Buyer.

1.1.8 "**Buyer Owned Lands**" means the property located at 433-435 boulevard Industrial in Asbestos, Quebec.

1.1.9 "**Cannabis Act**" means the *Cannabis Act* (Canada), and any rules or regulations existing thereunder.

1.1.10 "**Claim**" means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.11 "**Closing**" means the completion of the sale to and purchase by the Buyer of the Purchased Shares, and the issuance by the Buyer of the Consideration Shares to the Seller, under the terms of this Agreement.

1.1.12 "**Closing Date**" means January 31, 2019 or any other such date that the Parties may agree to complete the Closing.

1.1.13 "**Closing Time**" means any time (Eastern time) on the Closing Date as may be agreed by the Parties.

1.1.14 **"Communication"** means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.15 **"Competition Act"** means the *Competition Act* (Canada).

1.1.16 **"Consideration Shares"** means 217,363,180 Common shares in the capital of the Buyer.

1.1.17 **"Contract"** means any agreement, understanding, undertaking, commitment, licence or lease, whether written or oral.

1.1.18 **"Corporation"** means Instadose Pharma Corp.

1.1.19 **"Corporation Constating Documents"** means the certificate and articles of incorporation of the Corporation dated June 25, 2018.

1.1.20 **"Corporation Leased Premises"** means the lands and premises leased by the Corporation at 5500 North Service Road, located in Burlington, Ontario.

1.1.21 **"CRA"** means the Canada Revenue Agency.

1.1.22 **"Encumbrance"** means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim or other encumbrance of any kind.

1.1.23 **"Governmental Authority"** means:

1.1.23.1 any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.23.2 any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.24 **"Government Official"** means:

1.1.24.1 Any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Government Authority;

1.1.24.2 Any salaried political party official, elected member of political office or candidate for political office; or

1.1.24.3 Any company, business, enterprise or other entity owned or controlled by any person described in the foregoing clauses.

1.1.25 **"Instadose Colombia"** means Instadose Pharma S.A.S., a limited liability company formed in Colombia.

1.1.26 **"Instadose DRC"** means The Maye International Group SARL, a limited liability company formed in the Democratic Republic of Congo.

1.1.27 **"Intellectual Property"** means all trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, owned by or licensed to the Buyer or the Corporation, and owned by or licensed to any Subsidiary, including all associated registrations and applications for registration, and all associated rights, including moral rights.

1.1.28 **"ITA"** means the *Income Tax Act* (Canada).

1.1.29 **"Knowledge of the Buyer"** means the knowledge that Dr. Luc Duchesne has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and of management who are reasonably likely to have knowledge of the relevant matter.

1.1.30 **"Knowledge of the Corporation"** means the knowledge that Grant Ferdinand Sanders either has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and of management who are reasonably likely to have knowledge of the relevant matter.

1.1.31 **"Law"** or **"Laws"** means any domestic or foreign statute, law, ordinance, rule, regulation, treaty, or regulatory policy, guideline, code, by-law or order that applies in whole or part to the applicable services, situations or events under this Agreement, including the Cannabis Act and any rules or regulations existing thereunder.

1.1.32 **"Loss"** means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment, including:

1.1.32.1 the reasonable costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise; and

1.1.32.2 all interest, fines and penalties.

1.1.33 **"Maribec"** means Les Produits de Sante Maribec Inc./Maribec Health Products Inc., the Buyer's wholly-owned Quebec subsidiary.

1.1.34 **"Material Adverse Effect"** means an effect resulting from any change, event, occurrence or state of facts, either individually or in the aggregate, that:

1.1.34.1 is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, operations or results of operations of either the Buyer or the Corporation and the Subsidiaries, taken as a whole;

except that:

1.1.34.2 any change, event, occurrence or state of facts relating to:

1.1.34.2.1 conditions affecting the Cannabis industry generally in jurisdictions in which the Buyer, the Corporation or any of the Subsidiaries carry on business, including changes in commodity prices, generally accepted accounting principles, Laws or Taxes;

1.1.34.2.2 general economic conditions, or financial, credit, currency exchange, securities or commodities markets in general; or

1.1.34.2.3 war, armed hostilities or acts of terrorism,

will not result in a Material Adverse Effect unless it relates primarily to (or has the effect of relating primarily to) either the Buyer or the Corporation and the Subsidiaries, taken as a whole, or adversely affects either the Buyer or the Corporation and the Subsidiaries, taken as a whole, disproportionately, compared to other businesses of similar size operating in the same industry as either the Buyer or the Corporation and the Subsidiaries, taken as a whole;

1.1.34.3 the failure of the Buyer, the Corporation or any Subsidiary to meet any internal or published projections or estimates of revenues, cash flow or earnings, in and of itself, will not constitute or result in a Material Adverse Effect (but the state of facts underlying that failure may be considered to determine whether that state of facts results in a Material Adverse Effect); and

1.1.34.4 any action taken (or not taken) by the Seller, the Corporation, the Buyer, or any Subsidiary that is required to be taken (or not taken) under this Agreement or that is consented to by the Buyer in writing will not result in a Material Adverse Effect.

1.1.35 **"Material Contract"** means a Contract to which the Buyer, the Corporation or a Subsidiary is a party or is bound that:

1.1.35.1 involves or may result in the payment of money or money's worth by or to the Buyer, Corporation or a Subsidiary in an amount in excess of $50,000;

1.1.35.2 has an unexpired term of more than two years (including renewals);

1.1.35.3 cannot be terminated by the Buyer, Corporation or a Subsidiary without penalty upon less than 90 days' notice; or

1.1.35.4 the termination of which, or under which the loss of rights, would have a material and adverse effect on the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, operations or results of operations of the Buyer, Corporation and the Subsidiaries, taken as a whole.

1.1.36 **"Parties"** means the Seller, the Corporation and the Buyer, collectively, and **"Party"** means any one of them.

1.1.37 **"Permits"** has the meaning set out in Section 3.3.20.

1.1.38 **"Permitted Encumbrances"** means:

1.1.38.1 unregistered liens for municipal Taxes, assessments or similar charges incurred by the Buyer, the Corporation or any Subsidiary in the ordinary course of its Business that are not yet due and payable;

1.1.38.2 inchoate mechanic's, construction and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of the Buyer's, the Corporation's or any Subsidiary's Business for obligations which are not delinquent and will be paid or discharged in the ordinary course of the Buyer's, the Corporation's or a Subsidiary's Business, as applicable;

1.1.38.3 unregistered Encumbrances of any nature claimed or held by Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Buyer Owned Lands, Buyer Leased Premises or Corporation Leased Premises are located, or any Governmental Authority under any applicable Law, except for unregistered liens for unpaid realty Taxes, assessments and public utilities;

1.1.38.4 title defects which are of a minor nature and in the aggregate, do not materially impair the value or use of any of the Buyer Owned Lands, Buyer Leased Premises or Corporation Leased Premises;

1.1.38.5 any right of expropriation conferred upon, reserved to or vested in Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Buyer Owned Lands, Buyer Leased Premises or Corporation Leased Premises are located, or any Governmental Authority under any applicable Law;

1.1.38.6 zoning restrictions, easements and rights of way or other similar Encumbrances or privileges in respect of real property which in the aggregate, do not materially impair the value or use of any of the Buyer Owned Lands, Buyer Leased Premises or Corporation Leased Premises;

1.1.38.7 Encumbrances created by others upon other lands over which there are easements, rights-of-way, licences or other rights of user in favour of the Buyer Leased Premises, the Buyer Owned Lands, or the Corporation Leased Premises and which do not materially impede the use of the easements, rights-of-way, licences or other rights of user for the purposes for which they are held;

1.1.38.8 any Encumbrance which the Parties have expressly agreed in writing to assume or accept under this Agreement; and

1.1.38.9 the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from the Crown and statutory exceptions to title.

1.1.39 **"Person"** will be broadly interpreted and includes:

1.1.39.1 a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal

representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.39.2 a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.39.3 a Governmental Authority.

1.1.40 "**Private Placement**" means the private placement to be completed by the Buyer before Closing of common shares of the Buyer at a price per share and for aggregate gross proceeds mutually agreeable to the Parties and which securities issued thereunder shall not affect the consideration payable at the Closing.

1.1.41 "**Purchase Price**" is defined in Section 2.2.

1.1.42 "**Purchased Shares**" means all of the issued and outstanding shares in the capital of the Corporation.

1.1.43 "**Securities**" has the meaning given to that term in the *Securities Act* (Ontario).

1.1.44 "**Seller**" means Grant Ferdinand Sanders.

1.1.45 "**Subsidiary**" means in respect to the Corporation, either or both of Instadose DRC and Instadose Colombia, as the case may be, and means in respect to the Buyer, Maribec, and "**Subsidiaries**" means both Instadose DRC and Instadose Colombia, in respect of the Corporation and Instadose Colombia, Instadose DRC and Maribec, in respect of both the Corporation and the Buyer.

1.1.46 "**Successors**" means, as applicable, the heirs, executors, administrators, estate trustees, trustees, personal or legal representatives, successors and permitted assigns of a Person.

1.1.47 "**Tax**" or "**Taxes**" means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind imposed by any Governmental Authority, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof.

1.1.48 "**Tax Law**" means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

1.1.49 "**Tax Return**" means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of those documents or materials listed above in this Section 1.1.49, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes.

1.2 Certain Rules of Interpretation

1.2.1 **Gender, etc.** In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

1.2.2 **Including.** Every use of the words "including" or "includes" in this Agreement is to be construed as meaning "including, without limitation" or "includes, without limitation", respectively.

1.2.3 **Division and Headings.** The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.4 **Articles, Sections, etc.** References in this Agreement to an Article, Section or Exhibit are to be construed as references to an Article, Section or Exhibit of this Agreement unless otherwise specified.

1.2.5 **Time Periods.** Unless otherwise specified in this Agreement, time periods within which or following which any calculation or payment is to be made, or action is to be taken, will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.6 **Statutory Instruments.** Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable in that Province.

1.4 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties, express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1 Agreement of Purchase and Sale

As at the Closing Time, the Seller shall sell, transfer, assign and convey to the Buyer all of the Seller's right, title and interest in and to the Purchased Shares on the terms and subject to the conditions set out in this Agreement, and the Buyer buys the Purchased Shares from the Seller on those terms and subject to those conditions.

2.2 Purchase Price

The purchase price for the Purchased Shares shall be equal to the fair market value of the Purchased Shares (the "**Purchase Price**").

2.3 Payment of Purchase Price

The Purchase Price shall be paid and satisfied by the Buyer by issuing and allotting to the Seller, as fully paid and non-assessable, the Consideration Shares.

2.4 Price Adjustment Clause

The intention of the Parties is that the fair market value of the consideration for the Purchased Shares is to be equal to the fair market value of the Purchased Shares on the Closing Date. If, at a subsequent time, the fair market value of the Purchased Shares is determined for any reason, including without limitation:

2.4.1 by agreement by the Parties;

2.4.2 under a settlement approved by the Parties and the CRA; or

2.4.3 under a determination by the CRA, another competent taxation authority, or a court of competent jurisdiction (beyond the time for any right of further appeal, or by the expiry or waiver of the time for the right to appeal that determination),

to be different from the fair market value of the consideration given by the Buyer to the Seller pursuant to this Agreement for the Purchased Shares, then:

2.4.4 the Seller and the Buyer will make the appropriate adjustments so that the fair market value of the consideration given by the Buyer to the Seller for the Purchased Shares is equal to the fair market value of the Purchased Shares as on the Closing Date (as re-determined and approved by the Seller and the Buyer in accordance with this Section 2.4) by adjusting the amount of the consideration given by the Buyer under Section 2.2, or otherwise as the Parties see fit; and

2.4.5 any adjustment under this Section 2.4 will be made effective as of the Closing Date.

2.5 Cancellation of Seed Stock and Options

2.5.1 Prior to the Closing, the Buyer shall:

2.5.1.1 accept the surrender and cancellation of 12,000,000 common shares;

2.5.1.2 terminate 2,550,000 stock options exercisable at $0.15; and

2.5.1.3 use its best efforts to solicit the surrender and cancellation of an additional 1,700,000 common shares from certain shareholders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations Relating to the Seller

The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares, and the issuance of the Consideration Shares:

3.1.1 **Binding Obligation.** This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.1.2 **Title to Purchased Shares.** The Seller is the legal and beneficial owner of the Purchased Shares allocated to them and has good title to them, free and clear of any Encumbrance. At Closing, the Seller will have the absolute and exclusive right to sell those Purchased Shares to the Buyer as contemplated by this Agreement.

3.1.3 **Absence of Conflict.** None of the execution and delivery of this Agreement by the Seller, the performance of the Seller's obligations under this Agreement, or the completion by the Seller of the transactions contemplated by this Agreement will:

3.1.3.1 result in or constitute a breach of any term or provision of, or constitute a default under, any Contract to which the Seller is a party or which affects the Purchased Shares owned by the Seller;

3.1.3.2 contravene any applicable Law; or

3.1.3.3 contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

3.2 Representations Relating to the Corporation and its Subsidiaries.

The Seller, the Corporation and each of its Subsidiaries represent and warrant to the Buyer as follows, and acknowledge that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Shares and the issuance of the Consideration Shares:

3.2.1 **Anti-Bribery Laws.** Neither the Corporation nor either Subsidiary, nor to the Knowledge of the Corporation, any director, officer, employee, consultant, representative or agent of the foregoing, has (i) violated any anti-bribery or anti-corruption laws applicable to the Corporation or either Subsidiary, including but not limited to the *U.S. Foreign Corrupt Practices Act* and Canada's *Corruption of Foreign Public Officials Act*, or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, that goes beyond what is reasonable and customary and/or of modest value: (X) to any Government Official, whether directly or through any other person, for the purpose of influencing any act or decision of a Government Official in his or her official capacity; inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; securing any improper advantage; inducing a

Government Official to influence or affect any act or decision of any Governmental Authority; or assisting any representative of the Corporation or either Subsidiary in obtaining or retaining business for or with, or directing business to, any person; or (Y) to any person, in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage. Neither the Corporation nor either Subsidiary nor to the Knowledge of the Corporation, any director, officer, employee, consultant, representative or agent of foregoing, has (i) conducted or initiated any review, audit, or internal investigation that concluded the Corporation or either Subsidiary or any director, officer, employee, consultant, representative or agent of the foregoing violated such laws or committed any material wrongdoing, or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing anti-bribery or anti-corruption Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request, or citation from any person alleging non-compliance with any such Laws.

3.2.2 **Capacity and Authority.** The Corporation has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

3.2.3 **Binding Obligation.** This Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.2.4 **Restrictive Covenants.** Neither the Corporation nor any Subsidiary is a party to, or bound or affected by, any Contract containing any covenant expressly limiting its ability to compete in any line of business, or limiting its ability to transfer or move any of its assets or operations, or any covenant which could reasonably be expected to have a Material Adverse Effect.

3.2.5 **Absence of Conflict.** None of the execution and delivery of this Agreement by the Corporation, the performance of the Corporation's obligations under this Agreement, or the completion by the Corporation of the transactions contemplated by this Agreement will:

3.2.5.1 result in or constitute a breach of any term or provision of, or constitute a default under, the Corporation Constating Documents;

3.2.5.2 result in or constitute a breach of any term or provision of, or constitute a default under, any Contract to which the Corporation or any Subsidiary is a party or which affects the Purchased Shares;

3.2.5.3 result in the creation or imposition of any Encumbrance on the Purchased Shares;

3.2.5.4 contravene any applicable Law; or

3.2.5.5 contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

3.2.6 **Consents.** The Corporation has obtained all consents, approvals or waivers required under any Material Contract in order to complete the transactions contemplated by this Agreement.

3.2.7 **Regulatory Approvals.** No authorization, approval, order or consent of, or filing with, any Governmental Authority is required on the part of the Corporation or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

3.2.8 **Competition Act.** The Corporation and its Subsidiaries have assets in Canada with an aggregate value of less than $92 million and the annual gross revenues from sales in or from Canada generated from those assets is less than $92 million, in each case as determined in accordance with the Competition Act.

3.2.9 **Subsidiaries.** The Corporation has no subsidiaries other than its Subsidiaries.

3.2.10 **Corporate Existence of the Corporation and the Subsidiaries.** Each of the Corporation and its Subsidiaries have been duly incorporated and organized, and is validly existing and in good standing under:

3.2.10.1 in the case of the Corporation, the *Business Corporations Act* (Ontario); and

3.2.10.2 in the case of its Subsidiaries, the applicable laws conferring corporate existence on each of them.

No proceedings have been taken or authorized by the Corporation or its Subsidiaries in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or any of its Subsidiaries.

3.2.11 **Corporation Constating Documents.** The Corporation Constating Documents include all of the charter documents of the Corporation and are in full force and effect. No action has been taken to amend the Corporation Constating Documents.

3.2.12 **Capacity and Powers of the Corporation and Subsidiaries.** Each of the Corporation and its Subsidiaries has all necessary corporate power, authority and capacity to own or lease its assets and to carry on its Business as currently being conducted.

3.2.13 **No Purchase Rights.** Except as disclosed in this Agreement, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including Securities, warrants or convertible obligations of any kind, for:

3.2.13.1 the purchase of any Securities of the Corporation; or

3.2.13.2 the purchase of any of the assets of the Corporation, other than in the ordinary course of its Business.

3.2.14 **Authorized and Issued Capital.**

3.2.14.1 The authorized capital of the Corporation consists of an unlimited number of Class A Common Voting shares and Class B Common Non-Voting shares, of which 100 Class A Common Voting shares and no Class B Common Non-Voting shares are issued and outstanding as fully paid shares with good title, free and clear of any Encumbrance.

3.2.14.2 The authorized capital of Instadose DRC consists of an unlimited number of Common shares, of which 100 Common shares are issued and outstanding as fully paid shares. 50 Common shares in the capital of Instadose DRC are legally and beneficially owned by the Corporation with good title, free and clear of any Encumbrance.

3.2.14.3 The authorized capital of Instadose Colombia consists of an unlimited number of Common shares, of which 1,000 Common shares are issued and outstanding as fully paid shares. 500 Common shares in the capital of Instadose Colombia are legally and beneficially owned by the Corporation with good title, free and clear of any Encumbrance.

3.2.15 **Anti-Dilution Rights in Subsidiaries.** The Corporation's 50% ownership interest in Instadose DRC and Instadose Colombia provides sufficient control of the entities that it may not be diluted below such ownership levels without the Corporation's prior approval.

3.2.16 **Tax Matters.** To the Knowledge of the Corporation, each of the Corporation and the Subsidiaries has filed all Tax Returns, has paid all Taxes, and has deducted, withheld or collected, and remitted, all amounts to be deducted, withheld, collected or remitted, with respect to any Taxes, as required under all applicable Tax Laws. There are no Claims either in progress or pending, or, to the Knowledge of the Corporation, threatened against the Corporation or any Subsidiary, in connection with any Taxes.

3.2.17 **Absence of Undisclosed Liabilities.** Neither the Corporation nor its Subsidiaries has any material outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt) which are not properly reflected or reserved against in the Corporation's or any of its Subsidiaries' most recent financial statements. For the purposes of this Section 3.3.15 only, "material" shall be defined as any indebtedness, liabilities or obligations owing to any third party in excess of $50,000.

3.2.18 **Material Adverse Effect.** Since the date of the Corporation and its Subsidiaries' most recent financial statements, the Corporation or any Subsidiary has carried on business in the ordinary course and there has not been any change that has had, or could be reasonably expected to have, a Material Adverse Effect on the Business or financial position, condition, assets or properties.

3.2.19 **Title to Assets.** Each of the Corporation and its Subsidiaries owns, possesses and has good and marketable title to all of its undertakings, property and assets not otherwise the subject of specific representations and warranties in this Section 3.2, free and clear of all Encumbrances other than Permitted Encumbrances. The undertakings, property and assets of each of the Corporation and the Subsidiaries comprise all of the undertakings, property and assets necessary for each of them to carry on its Business as it is currently operated.

3.2.20 **Real Property.** Neither the Corporation, nor any of its Subsidiaries, owns any lands or premises.

3.2.21 **Intellectual Property.** All necessary legal steps have been taken by the Corporation and the Subsidiaries to preserve their rights to their Intellectual Property. The Intellectual Property that is owned by the Corporation or any Subsidiary is owned free and clear of any Encumbrances, other than Permitted Encumbrances. The use by each of the Corporation and the Subsidiaries of any Intellectual Property owned by third parties is valid, and neither

the Corporation nor any Subsidiary is in default or breach of any licence agreement relating to that Intellectual Property, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach under that Intellectual Property. To the Knowledge of the Corporation and its Subsidiaries of its Business does not infringe the Intellectual Property of any Person.

3.2.22 **Compliance with Laws.** Each of the Corporation and its Subsidiaries is conducting its Business in compliance with all applicable Laws, and the Corporation has not received notice of any violation by the Corporation or any Subsidiary of any Laws.

3.2.23 **Permits.**

3.2.23.1 The Corporation and each Subsidiary has each obtained and is in compliance with all material licences, permits, approvals, certificates, consents, orders, grants, procedures and standards and other authorizations of or from any Governmental Authority that are applicable to the Corporation or any Subsidiary, or are necessary to conduct the Business as it is now being conducted (collectively, the "**Permits**").

3.2.23.2 The Corporation and the Subsidiaries have, or have had on their behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws to keep the Permits in good standing and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

3.2.23.3 All of the Permits are in full force and effect and there has not occurred since incorporation any violation of, or any default under, or any event or claim giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal, suspension, or cancellation of any Permit, no application or proceeding is pending or, to the Knowledge of the Corporation, threatened with respect to any of the foregoing and no Governmental Authority has provided the Corporation or any Subsidiary with notice of any of the foregoing (including any correspondence or notice from Health Canada or any other Governmental Authority alleging or asserting material noncompliance with any Laws or any licences), except for any such violation, default or event as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2.23.4 The Corporation and the Seller acknowledge that the application of Maribec for a cultivation license under the Cannabis Act to produce dried cannabis (the "**Health Canada License**") is being processed by Health Canada and the Health Canada License has not been granted as of the date of this Agreement and is not expected to be issued before Closing and the Corporation and Seller further acknowledge that the Buyer makes no representations regarding the timing for receipt of the Health Canada License or whether it will be issued by Health Canada at all.

3.2.24 **Environmental Conditions.** To the Knowledge of the Corporation, each of the Corporation and the Subsidiaries has conducted its operations and has used its facilities (both those now occupied and those, if any, previously occupied) at all times in conformity with all applicable environmental and occupational health and safety laws, regulations, permits, licences and

certificates relating to environmental protection (including laws relating to the use, manufacture, refinement, treatment, storage, handling, transportation, processing and disposition of hazardous substances) and occupational safety and health.

3.2.25 **Litigation.** There are no Claims, whether or not purportedly on behalf of or against the Corporation or any Subsidiary, pending, commenced, or, to the Knowledge of the Corporation, threatened, that might reasonably be expected to have a Material Adverse Effect or that might result in an Encumbrance against the undertakings, property or assets of the Corporation or any Subsidiary.

3.3 Representations Relating to the Buyer and its Subsidiary

The Buyer, and its Subsidiary, represent and warrant to the Seller and the Corporation as follows, and acknowledge that the Seller and the Corporation are relying upon these representations and warranties in connection with the sale of the Purchased Shares and the receipt of the Consideration Shares:

3.3.1 **Capacity and Authority.** The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

3.3.2 **Binding Obligation.** This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors' rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

3.3.3 **Restrictive Covenants.** Neither the Buyer nor its Subsidiary is a party to, or bound or affected by, any Contract containing any covenant expressly limiting its ability to compete in any line of business, or limiting its ability to transfer or move any of its assets or operations, or any covenant which could reasonably be expected to have a Material Adverse Effect.

3.3.4 **Absence of Conflict.** None of the execution and delivery of this Agreement by the Buyer, the performance of the Buyer's obligations under this Agreement, or the completion by the Buyer of the transactions contemplated by this Agreement will:

3.3.4.1 result in or constitute a breach of any term or provision of, or constitute a default under, the Buyer Constating Documents;

3.3.4.2 result in or constitute a breach of any term or provision of, or constitute a default under, any Contract to which the Buyer or its Subsidiary is a party or which affects the Consideration Shares;

3.3.4.3 result in the creation or imposition of any Encumbrance on the Consideration Shares;

3.3.4.4 contravene any applicable Law; or

3.3.4.5 contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

3.3.5 **Consents.** The Buyer has obtained all consents, approvals or waivers required under any Material Contract in order to complete the transactions contemplated by this Agreement.

3.3.6 **Regulatory Approvals.** No authorization, approval, order or consent of, or filing with, any Governmental Authority is required on the part of the Buyer or its Subsidiary in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

3.3.7 **Competition Act.** The Buyer and its Subsidiary have assets in Canada with an aggregate value of less than $92 million and the annual gross revenues from sales in or from Canada generated from those assets is less than $92 million, in each case as determined in accordance with the Competition Act.

3.3.8 **Subsidiary.** The Buyer has no subsidiaries other than its Subsidiary.

3.3.9 **Corporate Existence of the Buyer and its Subsidiary.** Each of the Buyer and its Subsidiary has been duly incorporated and organized, and is validly existing and in good standing under:

3.3.9.1 in the case of the Buyer, the *Business Corporations Act* (British Columbia); and

3.3.9.2 in the case of its Subsidiary, the applicable laws conferring corporate existence on it.

No proceedings have been taken or authorized by the Buyer or its Subsidiary in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer or its Subsidiary.

3.3.10 **Buyer Constating Documents.** The Buyer Constating Documents include all of the charter documents of the Buyer and are in full force and effect. No action has been taken to amend the Buyer Constating Documents.

3.3.11 **Capacity and Powers of the Buyer and its Subsidiary.** The Buyer and its Subsidiary have all necessary corporate power, authority and capacity to own or lease its assets and to carry on its Business as currently being conducted.

3.3.12 **Authorized and Issued Capital.** Subject to the obligations and subsequent actions of the Buyer under Section 2.5:

3.3.12.1 The authorized capital of the Buyer consists of an unlimited number of common shares of which 36,610,252 common shares are issued and outstanding (before the Private Placement) as fully paid shares;

3.3.12.2 The Buyer currently has 5,975,000 stock options and 8,330,543 special warrants issued and outstanding; and

3.3.12.3 The Buyer owns all of the issued and outstanding shares of its Subsidiary as fully paid shares with good title, free and clear of any Encumbrance.

3.3.13 **No Purchase Rights.** Except as disclosed in the Agreement, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including Securities, warrants or convertible obligations of any kind, for:

3.3.13.1 the purchase of any Securities of the Buyer or its Subsidiary; or

3.3.13.2 the purchase of any of the assets of the Buyer or its Subsidiary, other than in the ordinary course of its Business.

3.3.14 **Tax Matters.** To the Knowledge of the Buyer, each of the Buyer and its Subsidiary has filed all Tax Returns, has paid all Taxes, and has deducted, withheld or collected, and remitted, all amounts to be deducted, withheld, collected or remitted, with respect to any Taxes, as required under all applicable Tax Laws. There are no Claims either in progress or pending, or, to the Knowledge of the Buyer, threatened against the Buyer or its Subsidiary, in connection with any Taxes.

3.3.15 **Absence of Undisclosed Liabilities.** Neither the Buyer nor its Subsidiary have any material outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt) which are not properly reflected or reserved against in the Buyer's or its Subsidiary's most recent financial statements. For the purposes of this Section 3.3.15 only, "material" shall be defined as any indebtedness, liabilities or obligations owing to any third party in excess of $50,000.

3.3.16 **Material Adverse Effect.** Since the date of the Buyer's and its Subsidiary's most recent financial statements, the Buyer and its Subsidiary have carried on business in the ordinary course and there has not been any change that has had, or could be reasonably expected to have, a Material Adverse Effect on the Business or financial position, condition, assets or properties.

3.3.17 **Title to Assets.** Each of the Buyer and its Subsidiary owns, possesses and has good and marketable title to all of its undertakings, property and assets not otherwise the subject of specific representations and warranties in this Section 3.2, free and clear of all Encumbrances other than Permitted Encumbrances. The undertakings, property and assets of each of the Buyer and its Subsidiary comprise all of the undertakings, property and assets necessary for each of them to carry on its Business as it is currently operated.

3.3.18 **Intellectual Property.** All necessary legal steps have been taken by the Buyer and its Subsidiary to preserve their rights to their Intellectual Property. The Intellectual Property that is owned by the Buyer and its Subsidiary is owned free and clear of any Encumbrances, other than Permitted Encumbrances. The use by each of the Buyer and its Subsidiary of any Intellectual Property owned by third parties is valid, and neither the Buyer nor its Subsidiary is in default or breach of any licence agreement relating to that Intellectual Property, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach under that Intellectual Property. To the Knowledge of the Buyer, the conduct by each of the Buyer and its Subsidiary of its Business does not infringe the Intellectual Property of any Person.

3.3.19 **Compliance with Laws.** Each of the Buyer and its Subsidiary is conducting its Business in compliance with all applicable Laws, and the Buyer has not received notice of any violation by the Buyer or its Subsidiary of any Laws.

3.3.20 **Permits.**

3.3.20.1 The Buyer and its Subsidiary has each obtained and is in compliance with all material licences, permits, approvals, certificates, consents, orders, grants, procedures and standards and other authorizations of or from any Governmental Authority that are applicable to the Buyer or its Subsidiary, or are necessary to conduct the Business as it is now being conducted (collectively, the "**Permits**").

3.3.20.2 The Buyer and its Subsidiary have, or have had on their behalf, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws to keep the Permits in good standing and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

3.3.20.3 All of the Permits are in full force and effect and there has not occurred since incorporation any violation of, or any default under, or any event or claim giving rise to or potentially giving rise to any right of termination, revocation, adverse modification, non-renewal, suspension, or cancellation of any Permit, no application or proceeding is pending or, to the Knowledge of the Buyer, threatened with respect to any of the foregoing and no Governmental Authority has provided the Buyer or its Subsidiary with notice of any of the foregoing (including any correspondence or notice from Health Canada or any other Governmental Authority alleging or asserting material noncompliance with any Laws or any licences), except for any such violation, default or event as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3.21 **Environmental Conditions.** To the Knowledge of the Buyer, each of the Buyer and its Subsidiary has conducted its operations and has used its facilities (both those now occupied and those, if any, previously occupied) at all times in conformity with all applicable environmental and occupational health and safety laws, regulations, permits, licences and certificates relating to environmental protection (including laws relating to the use, manufacture, refinement, treatment, storage, handling, transportation, processing and disposition of hazardous substances) and occupational safety and health.

3.3.22 **Litigation.** There are no Claims, whether or not purportedly on behalf of or against the Buyer or its Subsidiary, pending, commenced, or, to the Knowledge of the Buyer, threatened, that might reasonably be expected to have a Material Adverse Effect or that might result in an Encumbrance against the undertakings, property or assets of the Buyer or its Subsidiary.

3.3.23 **Quebec Subsidiary.** The Buyer owns all of the issued and outstanding shares of Maribec which owns a production facility located at 433-435 boulevard Industriel, Asbestos, Quebec.

ARTICLE 4
COVENANTS

4.1 Delivery of Books and Records

On the Closing Date, the Buyer will cause to be delivered to the Corporation all of the Books and Records, subject to registered and records office requirements in the jurisdictions of incorporation of the Corporation and its Subsidiary. The Corporation agrees that it will preserve the Books and Records so delivered to it for a period of seven years after the Closing Date, or for any longer period required by any applicable Law.

4.2 Section 85(1) Election

The Buyer agrees that, at the request of the Seller, it shall sign and execute a Form T2057 prepared by the Seller for the purpose of making a joint election to have the provisions of subsection 85(1) of the ITA apply to the transfer. It shall be the responsibility of the Seller to prepare and file the Form T2057 with the CRA. The Buyer shall not be liable for any damages arising to the Seller for a late filing of a Form T2057 or any errors or omissions on a Form T2057.

ARTICLE 5
CLOSING CONDITIONS

5.1 Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Shares, and the issuance of the Consideration Shares, is subject to the satisfaction, or waiver by the Buyer, at or before the Closing Time, of the following conditions, which are for the sole benefit of the Buyer and which may be waived, in whole or in part, by the Buyer at any time without prejudice to the Buyer's right to rely on any other condition precedent.

5.1.1 **Covenants.** The Seller and the Corporation will have performed in all material respects its obligations required to be performed on or before the Closing Date under this Agreement.

5.1.2 **Consents.** All filings with, notifications to and consents from Governmental Authorities and third parties will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the breach of, or any default, termination, amendment or acceleration of any obligation under, any Permit or any licence of, or affecting the Business of, the Corporation or its Subsidiaries.

5.1.3 **Due Diligence.** All legal, financial, business and technical due diligence on the Corporation and its Subsidiaries will be completed to the satisfaction of the Buyer.

5.1.4 **Deliveries.** The Seller will have delivered, or cause to be delivered, to the Buyer the following in form and substance satisfactory to the Buyer:

5.1.4.1 original share certificates representing the Purchased Shares, duly endorsed by an effective endorsement for transfer to the Buyer;

5.1.4.2 certified copies of resolutions of the directors of the Corporation authorizing the transfer of the Purchased Shares to the Buyer;

5.1.4.3 a share certificate in the name of the Buyer for the Purchased Shares transferred hereby;

5.1.4.4 an executed release from the Seller of all Claims they may have against the Corporation or its Subsidiaries; and

5.1.4.5 all other documentation and evidence reasonably requested by the Buyer in order to establish the due authorization and completion by the Seller and the Corporation of the transactions contemplated by this Agreement, including the taking of all

corporate proceedings by the Corporation required to effectively carry out their respective obligations under this Agreement.

5.2 Conditions for the Benefit of the Seller

The obligation of the Seller to complete the sale of the Purchased Shares is subject to the satisfaction, or waiver by the Seller, at or before the Closing Time, of the following conditions, which are for the sole benefit of the Seller and which may be waived, in whole or in part, by the Seller at any time without prejudice to the Seller's right to rely on any other condition precedent.

5.2.1 **Covenants.** The Buyer will have performed in all material respects its obligations required to be performed on or before the Closing Date under this Agreement.

5.2.2 **Consents.** All filings with, notifications to and consents from Governmental Authorities and third parties will have been made, given or obtained on terms acceptable to the Seller, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the breach of, or any default, termination, amendment or acceleration of any obligation under, any Permit or any licence of, or affecting the Business of, the Buyer.

5.2.3 **Due Diligence.** All legal, financial, business and technical due diligence on the Buyer and its Subsidiary will be completed to the satisfaction of the Seller.

5.2.4 **Deliveries.** The Buyer will have delivered to the Seller the following in form and substance satisfactory to the Seller:

5.2.4.1 original share certificates representing the Consideration Shares issued in the name of the Seller or as the Seller shall direct in writing to the Buyer;

5.2.4.2 certified copies of resolutions of the directors of the Buyer authorizing the issuance of the Consideration Shares to the Seller; and

5.2.4.3 the Books and Records; and

5.2.4.4 all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion by the Buyer of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Buyer required to effectively carry out the obligations of the Buyer under this Agreement.

ARTICLE 6
CLOSING ARRANGEMENTS

6.1 Closing

The Closing will take place at the Closing Time. All required documents may be delivered as originals or may be delivered by electronic transmission, except that the share certificates representing the Purchased Shares and Consideration Shares, which must be delivered in original form.

6.2 Closing Deliveries

At the Closing Time:

6.2.1 the Seller will deliver or cause to be delivered to the Buyer the documents set out in Section 5.1.4 (Deliveries), including the original share certificates representing the Purchased Shares in fully transferable form; and

6.2.2 the Buyer will deliver or cause to be delivered to the Seller the documents set out in Section 5.2.4 (Deliveries), including the original share certificates representing the Consideration Shares.

ARTICLE 7
TERMINATION

7.1 Termination Rights

This Agreement may be terminated at any time before the Closing takes place:

7.1.1 by mutual written consent of the Buyer and the Seller;

7.1.2 by the Buyer, upon written notice to the other Parties (specifying in reasonable detail the circumstances giving rise to the Buyer's right to terminate):

7.1.2.1 if any of the conditions set out in Section 5.1 (Conditions for the Benefit of the Buyer) which has not been waived by the Buyer is not satisfied at or before the Closing Time,

provided that the failure to satisfy that condition is not the result, directly or indirectly, of the Buyer's breach of this Agreement;

7.1.3 by the Seller, upon written notice to the other Parties (specifying in reasonable detail the circumstances giving rise to the Seller's right to terminate):

7.1.3.1 if any of the conditions set out in Section 5.2 (Conditions for the Benefit of the Seller) which has not been waived by the Seller is not satisfied at or before the Closing Time,

provided that the failure to satisfy that condition is not the result, directly or indirectly, of the breach of this Agreement by the Seller or the Corporation.

7.2 Effect of Termination

If this Agreement is terminated in accordance with Section 7.1, the Parties will be released from all of their obligations under this Agreement, except that the termination of this Agreement at any time before the Closing takes place will not relieve any Party from any liability arising before that termination.

ARTICLE 8
GENERAL

8.1 Time of Essence

Time is of the essence in all respects of this Agreement.

8.2 Notices

Any Communication must be in writing and either:

8.2.1 delivered personally or by courier;

8.2.2 sent by prepaid registered mail; or

8.2.3 transmitted by e-mail or functionally equivalent electronic means of transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Corporation at:

Instadose Pharma Corp.
301-5500 North Service Road
Burlington, Ontario L7L 6W6

Attention:	Grant Ferdinand Sanders
Tel. No.:	905-218-3593 ext 101
E-mail:	gfsanders@instadosepharma.com

to the Buyer at:

Excellence Health Group Inc.
6th Floor, 905 West Pender Street
Vancouver, BC V6C 1L6

Attention:	Dr. Luc Duchesne
Tel. No.:	905-218-3593 ext. 117
E-mail:	luc@excellencehealthgroup.com

to the Seller at:

301-5500 North Service Road
Burlington, Ontario L7L 6W6

Attention:	Grant Ferdinand Sanders
Tel. No.:	905-218-3593 ext 101
E-mail:	gfsanders@instadosepharma.com

or at any other address as any Party may at any time advise the others by Communication given or made in accordance with this Section 8.2. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party's address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 4:00 p.m.(local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

8.3 Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

8.3.1 the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

8.3.2 the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

8.4 Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the exclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

8.4.1 irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

8.4.2 irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 8.4, of the substantive merits of any suit, action or proceeding; and

8.4.3 to the extent that Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in respect of its obligations under this Agreement.

8.5 Amendment and Waiver

No amendment, discharge, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No

waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

8.6 Further Assurances

Each Party will, at the requesting Party's expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement.

8.7 Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by any Party without the prior written consent of the other Parties. This Agreement enures to the benefit of and is binding upon the Parties and their respective Successors.

8.8 Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in counterparts, each of which will be an original, and each of which may be delivered by e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

8.9 Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, financial advisors, legal counsel and other professional advisers) incurred in connection with the negotiation and settlement of this Agreement, and the completion of the transactions contemplated by this Agreement, are to be paid by the Party incurring those costs and expenses.

8.10 Tender

Any tender of documents or money to the Parties under this Agreement may be made upon the Parties or their respective counsel.

8.11 Public Announcements

All public announcements, press releases and publicity concerning this Agreement, or the transactions contemplated by this Agreement, must be jointly planned and co-ordinated by the Seller, the Corporation and the Buyer, and no Party will act unilaterally in this regard without the prior consent of the other Parties. Nothing in this Section 8.11 will limit the ability of a Party to make any announcements to employees, clients or other Persons having business relations with a Party to the extent the Party, after consultation with the other Parties, reasonably determines in good faith that the announcement is necessary or advisable.

8.12 Equitable Remedies

The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a Party, inadequately compensable in damages.

Accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting bond or other security).

8.13 Survival of Terms

The representations, warranties and covenants of the Buyer, the Seller, the Corporation and the Subsidiaries contained herein or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement, will survive the Closing for a period of two years.

8.14 No Contra Proferentem

This Agreement has been reviewed by each Party's professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, no rule of interpretation favouring one Party over another based on authorship will apply.

8.15 Independent Legal Advice

Each of the Parties acknowledges that it has read and understands the terms and conditions of this Agreement and acknowledges and agrees that it has had the opportunity to seek, and was not prevented or discouraged by any other Party from seeking, any independent legal advice which it considered necessary before the execution and delivery of this Agreement and that, if it did not avail itself of that opportunity before signing this Agreement, it did so voluntarily without any undue pressure, and agrees that its failure to obtain independent legal advice will not be used by it as a defence to the enforcement of its obligations under this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of this Agreement.

EXCELLENCE HEALTH GROUP INC.

Per: ______________________
Name: Luc Duchesne
Title: Chief Executive Officer

INSTADOSE PHARMA CORP.

Per: ______________________
Name: Grant Ferdinand Sanders
Title: Chief Executive Officer

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WITNESS: ANDREW PAJAK

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GRANT FERDINAND SANDERS